AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT, made as of September 30, 2024, by and between City National Rochdale, LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”), and CIFC Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (the “Sub-Adviser”).

WHEREAS, pursuant to an investment advisory agreement (the “Advisory Agreement”), the Adviser has been engaged by City National Rochdale Strategic Credit Fund (the “Fund”) to provide investment advisory services and assist in performing certain management functions, to the extent requested by and subject to the supervision of the Board of Trustees of the Fund (the “Board”);

WHEREAS, the Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”), pursuant to a registration statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”), as may be amended from time to time (the “Registration Statement”);

WHEREAS, the Advisory Agreement provides that the Adviser may engage one or more sub-advisers to perform certain duties of the Adviser under the Advisory Agreement;

WHEREAS, the Sub-Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and has filed notification filings under all applicable state securities laws;

WHEREAS, the Adviser desires to engage the Sub-Adviser to provide certain investment advisory services to the Fund and the Sub-Adviser desires to provide such services to the Fund, in each case, in the manner and on the terms and conditions set forth below; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Investment Sub-Advisory Agreement dated September 27, 2018, as amended on February 25, 2021, to incorporate the substance of the aforementioned amendments and reflect a mutually agreed upon reduction in the sub-advisory fee rate to be paid by the Adviser to the Sub-Adviser;

NOW, THEREFORE, in consideration of their mutual promises, the Adviser and the Sub-Adviser agree as follows:

ARTICLE 1
Appointment of the Sub-Adviser

1.1       The Adviser hereby appoints the Sub-Adviser to manage the investment and reinvestment of such portion of the Fund’s assets as shall be allocated to the Sub-Adviser by the Adviser from time to time (the “Allocated Assets”), subject to the supervision and direction of the Adviser and the Board for the period and upon the terms herein set forth. The Sub-Adviser accepts such appointment and agrees during such period to render such services, and to assume the obligations herein set forth for the compensation herein provided.

1.2       In performance of its duties hereunder, the Sub-Adviser shall for all purposes be deemed to be an independent contractor, and unless otherwise expressly provided or authorized in writing, shall have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser. Notwithstanding the foregoing, the Sub-Adviser shall, for the purposes of this agreement, have authority to act as agent for the Fund, subject to supervision by the Adviser and the Board.

1.3       The services of the Sub-Adviser herein provided are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby. It is understood that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict the Sub-Adviser’s right or the right of any of the Sub-Adviser’s affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

The Adviser acknowledges that the Sub-Adviser now acts and from time to time hereafter may act as investment adviser or sub-adviser to one or more private funds, investment companies and fiduciary or other managed accounts (collectively, the “accounts”), and the Adviser has no objection to the Sub-Adviser so acting. The Adviser acknowledges that while the Allocated Assets and other accounts may invest in the same type of securities, the Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such other accounts which may differ from advice given or the timing or nature of action taken with respect to the Allocated Assets; provided that transactions in such securities will be allocated among the accounts, on the one hand, and the Fund, on the other hand, in a manner deemed fair and equitable by the Sub-Adviser.

ARTICLE 2
Duties of the Sub-Adviser

2.1       Sub-Advisory Services.

(a)       Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall provide the Fund, with respect to the Allocated Assets, a continuous and discretionary investment program consistent with the Fund’s investment objective, policies and restrictions, as stated in the Registration Statement, and subject to such other reasonable restrictions and limitations as directed by the Adviser or the Fund by reasonable notice in writing to the Sub-Adviser (collectively, the “Strategy”), and with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests. The Sub-Adviser shall not be responsible for aspects of the Fund’s investment program, compliance program, regulatory filings, shareholder reports, offers and repurchases, or other aspects of the Fund’s operations other than the management of the Allocated Assets in accordance with the Fund’s Strategy and the terms of this agreement. In performing these duties, the Sub-Adviser shall, with respect to the Allocated Assets:

(i)	perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the Fund’s Strategy;

(ii)	seek out and implement specific investment opportunities, consistent with the Fund’s Strategy;

(iii)	take such steps as are necessary to implement the Fund’s Strategy, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Fund, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

(iv)	report to the Board, upon reasonable request, with respect to the implementation of the Fund’s Strategy and any other activities in connection with management of the assets of the Fund;

(v)	furnish to the Adviser, within 60 days after the end of each calendar quarter, a statement of all purchases and sales during the quarter and a schedule of investments and other assets of the Fund as of the end of the quarter;

(vi)	maintain all required accounts, records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments for the Fund;

(vii)	provide such information to the Adviser and the Board as is reasonably requested to assist in the determination of the net asset value of the shares of the Fund in accordance with applicable law; and

(viii)	not consult with any other sub-adviser of any other portion of the Fund’s assets concerning transactions of the Fund in securities or other assets.

(b)       The Sub-Adviser acknowledges that neither the Adviser nor its employees shall be required to evaluate the merits of investment selections or decisions made by the Sub-Adviser or be required to approve the selections or decisions, or to confirm their compliance with the Fund’s Strategy, these responsibilities being within the duties of the Sub-Adviser.

(c)       The Sub-Adviser’s services shall be subject always to the supervision of the Adviser and the Board, any written instructions and directions of the Board or the Adviser consistent with the Strategy provided to the Sub-Adviser from time to time and any other specific policies adopted by the Board and disclosed to the Sub-Adviser, the provisions of the Fund’s Agreement and Declaration of Trust (the “Declaration of Trust”) and Bylaws, as amended from time to time, the provisions of the 1940 Act and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, including any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Fund’s Strategy. The Adviser has furnished or will furnish the Sub-Adviser with copies of the Registration Statement, Declaration of Trust, Bylaws, relevant policies and procedures adopted by the Board, and any written instructions and directions of the Board or the Adviser as currently in effect and agrees during the continuance of this agreement to furnish the Sub-Adviser with copies of any amendments or supplements thereto within a reasonable time before the amendments or supplements become effective. The Sub-Adviser will be entitled to rely on all documents furnished by the Adviser.

(d)       For so long as the Allocated Assets represents the entirety of the Fund’s portfolio, the Sub-Adviser agrees to take all reasonable steps to ensure that the Fund continuously qualifies as a “regulated investment company” under Subchapter M of the Code or any other successor provision.

(e)       Except as instructed by the Board or the Adviser, the Sub-Adviser shall make decisions for the Fund as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to any security purchased with, or comprising a portion of, the Allocated Assets shall be exercised in accordance with the Sub-Adviser’s proxy voting policies and procedures. The Sub-Adviser may use recommendations from a third party in order to make voting decisions and may use a third party service provider to perform the voting. The Adviser shall cause to be forwarded to the Sub-Adviser or the Sub-Adviser’s third party service provider all proxy solicitation materials that the Adviser or the Fund’s custodian receives with respect to the Allocated Assets.

(f)       In connection with the acquisition or disposition of investments described in Section 2.1(a)(iii), the Sub-Adviser may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer or others selected by it and, to that end, the Sub-Adviser is authorized as agent of the Fund to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to the Allocated Assets, the Sub-Adviser is directed to at all times seek best execution under the circumstances. Subject to this requirement and the provisions of the Advisers Act, the 1940 Act, and other applicable provisions of law, the Sub-Adviser may select brokers or dealers with which it, the Adviser or the Fund is affiliated and brokers or dealers that also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.

(g)       In addition to seeking best execution under the circumstances, the Sub-Adviser may, but is not obligated to, take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to the Adviser and the Sub-Adviser. The Sub-Adviser also is authorized, but not obligated, to effect an individual securities transaction at commission rates in excess of the minimum commission rates available for such transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The policies with respect to brokerage allocation, determined from time to time by the Board, are disclosed in the Registration Statement. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this agreement or otherwise. The Sub-Adviser periodically will evaluate the statistical data, research and other investment services, if any, provided to it by brokers and dealers. Such services may be used by the Sub-Adviser in connection with the performance of its obligations under this agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

(h)       Nothing in this agreement shall preclude the Sub-Adviser from aggregating orders for sale or purchase of securities or other investments by the Fund and other accounts (collectively, “Advisory Clients”) managed by the Sub-Adviser, provided that the Sub-Adviser’s actions with respect to the aggregation of orders for multiple Advisory Clients, including the Fund, are consistent with (i) the then-current positions in this regard taken by the SEC or its staff through releases, “no-action” letters, or otherwise; and (ii) the Sub-Adviser’s policies with respect to the aggregation of orders for multiple Advisory Clients, which policies have been submitted to the Adviser.

(i)       The Sub-Adviser will advise the Adviser and, if instructed by the Adviser, the Fund’s custodian on a prompt basis each day by electronic telecommunication or facsimile of each confirmed purchase and sale of a portfolio security specifying the name of the issuer, the full description of the security or other investment including, as applicable, its class, amount or number purchased or sold, the market price, the commission, government charges and gross or net price, trade date, settlement date and identity of the clearing broker. Under no circumstances may the Fund, the Adviser, the Sub-Adviser, the Fund’s principal underwriter or any affiliates of such parties act as principal in a securities transaction with the Fund or any other investment company managed by the Adviser (i) unless permitted by an exemptive provision, rule or order under the 1940 Act, and (ii) with prior written notice of the securities transaction to the Adviser. Any such transactions shall be reported quarterly to the Board.

(j)       The Sub-Adviser shall inform the Adviser and the Board promptly of material proposed changes to the investment strategy for the Allocated Assets or changes in key investment personnel. The Sub-Adviser shall furnish to the Board such information as may be reasonably requested by the Board or, in the reasonable judgment of the Sub-Adviser, may be necessary for the Board to evaluate this agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Section 7.

(k)       Each of the Adviser and the Sub-Adviser represents and warrants that (i) it is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this agreement remains in effect and (ii) it has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act.

(l)       The Adviser represents and warrants that the Fund has adopted written policies and procedures pursuant to Rule 38a-1 under the 1940 Act and the Adviser will be responsible for managing the Fund’s operations in accordance with those policies and procedures. The Adviser and the Sub-Adviser will perform their duties under this agreement consistent with those policies and procedures relevant to the Fund.

(m)        The Sub-Adviser acknowledges and agrees that (i) the names “City National Rochdale” and “CNR” are the property of the Adviser, and (ii) the Sub-Adviser will publicly disseminate information concerning the Fund only if such information has been approved in advance by the Fund. The Adviser acknowledges and agrees that (i) the names “CIFC Investment Management LLC” and “CIFC” are the property of the Sub-Adviser, and (ii) the Adviser will publicly disseminate information concerning the Sub-Adviser only if such information has been approved in advance by the Sub-Adviser. The Adviser and the Fund shall cease to use the name of the Sub-Adviser in any newly printed materials (except as may be reasonably necessary to comply with applicable law or as required in connect with the Fund’s standard reporting) promptly upon termination of this agreement.

Notwithstanding anything else to the contrary herein, the Sub-Adviser shall retain a right to use the investment performance and track record of the Allocated Assets (including in marketing) to the extent permitted by law. Further, for the avoidance of doubt, the Sub-Adviser shall be entitled to retain and use records of each of its transactions and other records pertaining to the Allocated Assets and the Fund as are necessary to support any such uses of the investment performance. The Sub-Adviser agrees and acknowledges that the track record of the Fund belongs to the Fund.

(n)       The Sub-Adviser represents and warrants that, in connection with this agreement, it has adopted policies and procedures reasonably designed to ensure that the Fund does not purchase any securities or financial instruments issued by, or otherwise engage in any transactions with, any country, entity, or individual that (i) is included on any list of blocked countries, entities, or individuals maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or (ii) is otherwise a subject of economic sanctions administered and enforced by the Department of Treasury, which may be amended from time to time. Pursuant to this representation, the Sub-Adviser is instituting practices to ensure that any potential OFAC exposure is identified. The Sub-Adviser represents and warrants that it has adopted policies and procedures reasonably designed to prevent violation of OFAC laws. The Sub- Adviser also agrees to implement promptly any reasonable instruction from the Adviser to prohibit or terminate any investment in a country or with a certain entity, to enable compliance with OFAC sanctions or recent Department of Treasury actions.

(o)       On an annual basis the Sub-Adviser will certify to the Adviser that the representations in Section 2.1(n) are true and correct.

ARTICLE 3
Allocation of Charges and Expenses

3.1       (i) The Sub-Adviser will bear its own costs of providing services hereunder; and (ii) other than as specifically indicated herein, the Sub-Adviser shall not be responsible for the Fund’s or the Adviser’s expenses, including, without limitation: the day to day expenses related to the operation and maintenance of office space, facilities and equipment; expenses incurred in the organization and operation of the Fund, including legal, government fees, registered office fees, accounting, bookkeeping, auditing, depository, consultant, rating agency, asset assignment and settlement, all taxes and fees (including tax compliance and filing), independent appraiser or other professional expenses; expenses related to compliance-related matters including, without limitation, regulatory filings of the Adviser related to the Fund and its activities; expenses of portfolio transactions including expenses related to the investment acquisition, holding, selling and otherwise managing or disposing or hedging against changes in the value of the Fund’s investments, including, without limitation, brokerage commissions (if any), finders and all other costs of executing transactions, calculating the fund’s net asset value, interest expense and insurance expense; the Fund’s allocable share of software license and information technology fees; expenses related to services provided by the Adviser or the Sub-Adviser (including fees and expenses related to third-party research and analysis subscriptions and software); portfolio management services; all expenses incurred in connection with the offering and sale of the Fund’s shares, including certain costs of registering securities of the Fund under federal securities law and qualifying for sale under state securities laws and communications with shareholders; any share repurchase expenses; shareholder servicing costs; pricing costs; interest on borrowings by the Fund; charges of the custodian, administrator and transfer agent, if any; investor services (including allocable personnel and telephone expenses); the cost of paying dividends and capital gains distributions; and any extraordinary expenses, including litigation costs in legal actions involving the Fund, or costs related to indemnification of Trustees, officers and employees of the Fund. The Adviser will bear all ongoing ordinary administrative and operational costs of the Adviser, as provided in the Advisory Agreement, including employees’ salaries, facilities, travel costs, technology costs, office supplies, research and data costs and its own legal, accounting and filing fees, as well as all of the sub-advisory fees incurred in connection with the Fund. The Adviser agrees that, to the extent that the Sub-Adviser incurs, at the request of or on behalf of the Adviser or the Fund, reasonable costs or expenses of the type typically allocable among, and payable by, the Sub-Adviser’s advisory and sub-advisory clients, the Adviser shall reimburse or shall cause the Fund to reimburse (as appropriate) the Sub-Adviser for the portion of such costs or expenses attributable to the Sub-Adviser’s services to the Fund.

3.2       The Adviser and the Fund shall each be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

ARTICLE 4
Compensation of the Sub-Adviser

4.1       As compensation for the services performed by the Sub-Adviser as provided herein, the Adviser shall pay to the Sub-Adviser out of the advisory fee it receives with respect to the Fund, as promptly as possible and in no event more than 15 days after the last day of each month, a fee, computed daily at an annual rate set forth in Schedule 1, which is attached hereto and made part of this agreement.

4.2       For the month and year in which this agreement becomes effective or terminates there shall be an appropriate proration on the basis of the number of days that the agreement is in effect during the month and year, respectively.

4.3       If the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day.

4.4       In connection with purchases or sales of portfolio securities and other investments for the account of the Fund, neither the Sub-Adviser nor any officer, director, shareholder or other affiliate of the Sub-Adviser shall: (i) act as agent and accept any compensation other than its compensation provided for in this agreement, except in the course of such person’s business as an underwriter or broker; or (ii) act as broker and accept any commission, fee, or other remuneration in excess of the limits prescribed in the 1940 Act and the rules promulgated thereunder.

ARTICLE 5
Limitations of Liability

5.1       The Sub-Adviser will render the services called for under this agreement in good faith. Neither the Sub-Adviser nor the Sub-Adviser’s affiliates, agents, controlling persons, managers, partners, employees, or shareholders (collectively with the Sub-Adviser, the “Sub-Adviser Indemnified Parties”) shall be liable for any error of judgment or import of law, or for any loss suffered by the Adviser or the Fund in connection with the matters to which this agreement relates, except loss resulting from: (a) willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its obligations and duties under this agreement; or (b) the Sub-Adviser’s reckless disregard of its obligations and duties under this agreement (collectively, “Disabling Conduct”).

5.2        The Adviser shall indemnify the Sub-Adviser Indemnified Parties against, and hold such Sub-Adviser Indemnified Parties harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in the Fund’s Registration Statement, proxy materials or reports filed with the SEC, or in written marketing materials to investors in the Fund (other than a misstatement or omission relating to and made in reliance upon disclosure provided to the Adviser or the Fund by the Sub-Adviser for inclusion in such documents or disclosure in the Description (as defined in Section 10.1) reviewed and approved in writing by the Sub-Adviser); (ii) any action or inaction by the Sub-Adviser that the Sub-Adviser has made or refrained from making, as applicable, in good faith pursuant to and consistent with the Adviser’s written instructions to the Sub-Adviser; or (iii) the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this agreement or reckless disregard of its obligations and duties hereunder.

5.3       The Sub-Adviser shall indemnify the Fund, the Adviser and each of their respective affiliates, agents, controlling persons, directors, members of the Board, partners, officers, employees and shareholders against, and hold them harmless from, any and all Losses arising out of any Proceedings in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information in the Fund’s Registration Statement, proxy materials or reports filed with the SEC or in written marketing materials to investors in the Fund in a form which has been reviewed and approved by the Sub-Adviser relating to and made in reliance upon disclosure provided to the Adviser or the Fund by the Sub-Adviser for inclusion in such documents or disclosure in the Description reviewed and approved in writing by the Sub-Adviser; or (ii) the Sub-Adviser’s Disabling Conduct.

The terms of this Article 5 shall survive termination of this agreement.

ARTICLE 6
Books and Records

6.1       In accordance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser shall maintain separate books and detailed records pertaining to the Sub-Adviser’s provision of investment sub-advisory services to the Fund (the “Fund’s Books and Records”), including without limitation the records required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Fund’s Books and Records shall be available by overnight delivery of copies or for telecopying without delay to the Adviser, upon reasonable request by the Adviser, during any day that the Fund is open for business. The Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the Fund’s Books and Records.

6.2       The Sub-Adviser agrees that the Fund’s Books and Records which it maintains for the Fund in accordance with Rule 31a-3 under the 1940 Act are the property of the Fund and further agrees to surrender promptly to the Fund any such books, records or information upon the Fund’s reasonable request; provided, however, that the Sub-Adviser may maintain copies of such books and records. All such books and records shall be made available to the Fund’s independent registered public accounting firm during regular business hours at the Adviser’s offices within five business days of a written request from the Adviser. The Fund or its authorized representative shall have the right to copy any of the Fund’s Books and Records in the possession of the Sub-Adviser. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this agreement, all such books, records or other information shall be returned to the Fund free from any claim or assertion of rights by the Sub-Adviser; provided, however, that the Sub-Adviser may maintain copies of such records.

6.3       Each of the Adviser and the Sub-Adviser agrees that it will exercise the same standard of care that it uses to protect its own confidential and proprietary information (but no less than reasonable care) to protect the confidentiality of any records or information obtained pursuant to this agreement. Each of the Adviser and the Sub-Adviser further agrees that it will not disclose or use any records or information obtained pursuant to this agreement in any manner whatsoever except as authorized in this agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the other party has authorized such disclosure, if such disclosure is required by federal or state regulatory authorities, if such information is already in the public domain, or if such information, other than as a result of a disclosure in violation of this provision, is developed independently, was already in the party’s possession prior to receiving such information, or becomes available from a source other than the disclosing party, which source, to the knowledge of the recipient party, does not have an obligation of confidentiality to the disclosing party with respect to such information.

The terms of this Article 6 shall survive termination of this agreement.

ARTICLE 7
Duration and Termination of this Agreement

7.1       This agreement shall not become effective until it is fully executed and unless and until the later of the time at which it is approved by the Board, including a majority of Trustees who are not parties to this agreement or interested persons of any such party to this agreement, or the time at which it is approved by a majority of the Fund’s outstanding voting securities as required by the 1940 Act. The agreement shall continue in effect for one year and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by: (i) the Board, or by the vote of a majority of the Fund’s outstanding voting securities; and (ii) a majority of those Trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

7.2       Termination.

(a)       This agreement may be terminated (i) at any time, without penalty, by vote of the Board or by vote of a majority of the Fund’s outstanding voting securities, or (ii) by the Adviser or the Sub-Adviser, without penalty, on sixty (60) days’ prior written notice to the non-terminating party.

(b)       This agreement shall automatically terminate in the event of its assignment.

ARTICLE 8
Amendments to this Agreement

8.1       No provision of this agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this agreement shall be effective until approved, if so required by the 1940 Act, by vote of a majority of the Fund’s outstanding voting securities.

ARTICLE 9
Notices

9.1       Any notice shall be sufficiently given when sent by registered or certified mail or e-mail communication to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Adviser:

City National Rochdale, LLC

400 Park Avenue

New York, NY 10022

Attn: Frank Bonsignore

Email: Frank.Bonsignore@cnr.com

If to the Sub-Adviser:

CIFC Investment Management LLC

250 Park Avenue

4th Floor

New York, NY 10177

Attn: Legal Department

Email: legaldepartment@cifc.com

ARTICLE 10
Miscellaneous Provisions

10.1       Registration Statement Disclosures. The Sub-Adviser represents, warrants and agrees that it has reviewed the Fund’s current Registration Statement and any amendments or supplements thereto as filed with the SEC, and agrees to review future amendments or supplements to the Registration Statement that relate to the Sub-Adviser or the Fund within a reasonable time after the Adviser provides such amendments or supplements to the Sub-Adviser. The Sub-Adviser represents and warrants that the disclosure relating to the Sub-Adviser (including any performance information) provided by the Sub-Adviser specifically for inclusion in the Registration Statement, does not contain, at the time it was provided by the Sub-Adviser, any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Sub-Adviser agrees to notify the Adviser and the Fund promptly if it becomes aware of any statement relating to the Sub-Adviser contained in the Registration Statement that becomes untrue in any material respect or if the Registration Statement omits any statement of material fact relating to the Sub-Adviser that is required to be stated therein or necessary to make the statements contained therein not misleading.

With respect to the disclosure relating to the Fund, the Sub-Adviser represents, warrants and agrees that the description in the Registration Statement of the Fund’s investment objective, investment strategies and related risks as they relate to the Allocated Assets (the “Description”), as of the date it was reviewed and/or provided by the Sub-Adviser, is consistent with the manner in which the Sub-Adviser is managing the Fund, and the identification and description of risks in the Registration Statement is inclusive of, and accurately describes in all material respects, all material risks known to the Sub-Adviser that may arise in connection with the management of the Fund by the Sub-Adviser. The Sub-Adviser agrees that it will promptly review upon receipt from the Adviser any amendments of or supplements to the Registration Statement in order to ensure that the Description of the Fund therein is consistent with the Sub-Adviser’s management of the Fund. The Sub-Adviser further agrees to notify the Adviser and the Fund promptly in the event that the Sub-Adviser becomes aware that the Description of the Fund is materially inconsistent with the manner in which the Sub-Adviser is managing the Fund, or in the event that the identification and description of risks in the Registration Statement or any amendment of or supplement to the Registration Statement provided to the Sub-Adviser by the Adviser for the Sub-Adviser’s review and approval, fails to include, or accurately describe in all material respects, all material risks known to the Sub-Adviser that may arise in connection with the management of the Fund by the Sub-Adviser.

The Adviser represents and warrants that the disclosure provided by the Adviser specifically for inclusion in the Registration Statement does not contain, at the time it was provided by the Adviser, any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Adviser agrees that, except as provided in this Section 10.1, the Sub-Adviser is not responsible for the preparation of the Fund’s Registration Statement and any amendments and supplements thereto or for the preparation, filing, and delivery of the Fund’s shareholder reports, repurchase offer documentation, or any other regulatory filings and shareholder communications.

10.2       Other Relationships. It is understood that the officers, Trustees, agents, shareholders and other affiliates of the Fund are or may be interested in the Adviser or the Sub-Adviser as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of the Adviser or the Sub-Adviser may be interested in the Fund otherwise than as shareholders.

10.3       Definitions of Certain Terms. The terms “assignment,” “affiliated person” and “interested person”, when used in this agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding voting securities” means the lesser of: (a) 67% or more of the votes attributable to Shares of the Fund present at a meeting if the holders of more than 50% of such votes are present or represented by proxy; or (b) more than 50% of the votes attributable to Shares of the Fund.

10.4       Third Party Beneficiaries. The parties hereto acknowledge and agree that the Fund is a third-party beneficiary as to the covenants, obligations, representations and warranties under this agreement, and that the Fund is entitled to all of the rights and privileges associated with such third-party-beneficiary status. This agreement does not, and is not intended to, create any other third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the Fund, and the parties and their respective successors and permitted assigns.

10.5       List of Affiliated Persons. The Adviser shall provide the Sub-Adviser with (i) a list of each entity that is an “affiliated person,” as such term is defined in the 1940 Act, of the Adviser, with the other investment companies managed by the Adviser specifically indicated therein, and (ii) a list of each broker, dealer, entity that is engaged in the business of underwriting, and registered investment adviser that is an affiliated person of the Adviser pursuant to Rule 12d3-1 under the 1940 Act. The Adviser agrees promptly to update such list whenever the Adviser becomes aware of any changes that should be added to or deleted from such list of affiliated persons.

10.6       Governing Law and Forum Selection. This agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York (without regard to conflicts of laws principles) and the applicable provisions of the 1940 Act. Any legal suit, action or proceeding related to, arising out of or concerning this agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the Supreme Court of the State of New York, application shall be submitted to the Commercial Division. The terms of this Section 10.6 shall survive termination of this agreement.

10.7       Severability. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

10.8       Captions. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.9       Counterparts. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

10.10       Cooperation with Authorities. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

10.11       Cumulative Rights. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under state and federal laws.

10.12       Compensation of Officers, Trustees and Employees. No Trustee, officer or employee of the Fund shall receive from the Fund any salary or other compensation as a Trustee, officer or employee of the Fund while at the same time holding a position as a director, officer, partner, member or employee of the Sub-Adviser or any affiliated company of the Sub-Adviser, or a consultant, independent contractor or other person who receives remuneration or other benefits from any of the foregoing, except as the Board may decide. This paragraph shall not apply to consultants and other persons who are not regular members of the Sub-Adviser’s staff.

10.13       Entire Agreement. This agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this agreement’s subject matter.

10.14       Interpretation. Nothing contained herein shall be deemed to require the Fund to take any action contrary to the Declaration of Trust or Bylaws of the Fund, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and oversight of the conduct of the affairs of the Fund.

10.15       Further Assurances. Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes of this agreement and the arrangements contemplated thereby, including without limitation concerning the winding down or liquidation of Fund investments.

IN WITNESS WHEREOF, the parties hereto have caused this AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT to be executed in their names and on their behalf by their duly authorized signatories as of the date and year first above written.

CITY NATIONAL ROCHDALE, LLC

By:	/s/ Gregg Giaquinto
Name:	Gregg Giaquinto
Title:	Interim President

CIFC INVESTMENT MANAGEMENT LLC

By:	/s/ Asha Richards
Name:	Asha Richards
Title:	General Counsel

Schedule 1

Fee Schedule

Pursuant to Section 4.1, the Adviser shall pay the Sub-Adviser compensation computed daily at an annual rate as follows:

i.	1.25% (125 basis points) on the first $250,000,000 of the Allocated Assets’ average daily net assets;

ii.	1.15% (115 basis points) on the next $100,000,000 of the Allocated Assets’ average daily net assets (until $350,000,000);

iii.	1.05% (105 basis points) on the next $150,000,000 of the Allocated Assets’ average daily net assets (until $500,000,000); and

iv.	1.00% (100 basis points) on any amount exceeding $500,000,000 of the Allocated Assets’ average daily net assets.